Exhibit 23.3

The Board of Directors
Home Federal Bancorp, Inc. of Louisiana:

We consent to the use of our report included herein and the reference to our firm under the heading of “Experts” in the prospectus of Home Federal Bancorp, Inc. of Louisiana, which is a part of the Registration Statement on Form S-1 for Home Federal Bancorp, Inc. of Louisiana.

/s/ Heard McElroy & Vestal, LLP

March 11, 2008
Shreveport, Louisiana